Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated September 2, 2026
Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028
Term Sheet to the Preliminary Pricing Supplement dated September 2, 2026
Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Market Measures:	The Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation (each referred to as an “Underlying Stock”, and collectively as the “Underlying Stocks”)
Pricing Date:*	September 11, 2026.
Issue Date:*	September 16, 2026.
Calculation Day:*	September 11, 2028, subject to postponement
Stated Maturity Date:*	September 14, 2028, subject to postponement
Principal Amount and Original Offering Price:	$1,000 per note
Maturity Payment Amount (per Note):
•     if the ending price of the lowest performing Underlying Stock    is greater than its starting price:
$1,000 plus the lesser of:
      (i)            $1,000 × underlying stock return of the lowest performing Underlying Stock × upside participation rate; and
(ii)            the maximum return; or
•     if the ending price of the lowest performing Underlying Stock   is less than or equal to its starting price:
$1,000
All payments on the notes are subject to the credit risk of the Bank.

Underlying Stock Return:	With respect to each Underlying Stock, the quotient of (i) its ending price minus its starting price divided by (ii) its starting price (expressed as a percentage)
Lowest Performing Underlying Stock:	The “lowest performing Underlying Stock” will be the Underlying Stock with the lowest underlying stock return.
Starting Price:	With respect to each Underlying Stock, its stock closing price on the pricing date
Ending Price:	With respect to each Underlying Stock, its stock closing price on the calculation day
Maximum Return:	At least 24.75%, to be determined on the pricing date. As a result of the maximum return, the maximum maturity payment amount will be at least $1,247.50 per note.
Upside Participation Rate:	100%
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:**	Up to 3.075%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%
CUSIP / ISIN:	89115NEN0 / US89115NEN03
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement
*	Subject to change.
**
In respect of certain notes, we may pay a fee of up to $2.00 per note to selected securities dealers for marketing and other services in connection with the distribution of the notes to other securities dealers.

Hypothetical Payout Profile***

100% of Underlying Stock Return of the lowest performing Underlying Stock, subject to Maximum Return
24.75%
No downside exposure
Security Return at Maturity
Underlying Stock Return of the lowest performing Underlying Stock at Maturity
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Note Return
Hypothetical Underlying Stock Return of the lowest performing Underlying Stock

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.
If the ending price of the lowest performing Underlying Stock is less than or equal to its starting price, you will receive no positive return on the notes at maturity.
Our estimated value of the notes at the time the terms of your notes are set on the pricing date is expected to be between $925.00 and $960.00 per note. The estimated value is expected to be less than the public offering price of the notes. See “Estimated Value of the Notes” in the preliminary pricing supplement.
Preliminary pricing supplement:
https://www.sec.gov/Archives/edgar/data/947263/000114036126035377/ef20081449_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The notes have complex features and investing in the notes involves a number of risks. See “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-2 dated March 27, 2026 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The notes are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement and the prospectus. Please review those risk disclosures carefully.
Risks Relating To The Notes Generally
•	You May Receive No Positive Return On Your Notes At Maturity.
•	The Notes Do Not Pay Interest.
•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Lowest Performing Underlying Stock.
•	The Notes Are Subject To The Market Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If Another Underlying Stock Performs Favorably.
•
Your Return On The Notes Will Depend Solely On The Performance Of The Lowest Performing Underlying Stock, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying Stock.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.
•	The Calculation Day And The Stated Maturity Date Are Subject To Market Disruption Events And Postponements.
Risks Relating To An Investment In The Bank’s Debt Securities, Including The Notes
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Notes.
Risks Relating To The Estimated Value Of The Notes And Any Secondary Market
•	The Estimated Value Of Your Notes Is Expected To Be Less Than The Original Offering Price Of Your Notes.
•	The Estimated Value Of Your Notes Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Notes And May Be Less Than The Estimated Value Of Your Notes.

•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market May Not Be Indicative Of Future Prices Of Your Notes.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Notes — Sales In The Secondary Market May Result In Significant Losses.
•	If The Price Of Any Underlying Stock Changes, The Market Value Of Your Notes May Not Change In The Same Manner.
Risks Relating To The Underlying Stocks
•	Investing In The Notes Is Not The Same As Investing In Any Market Measure.
•	Historical Prices Of The Underlying Stocks Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stocks During The Term Of The Notes.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-Dilution Protection.
Risks Relating To Hedging Activities And Conflicts Of Interest
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Notes.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
•	The Tax Consequences Of An Investment In The Notes Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.